Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 2nd QUARTER 2009 RESULTS;

PROVIDES 3rd QUARTER AND FULL YEAR 2009 OUTLOOK

BOCA RATON, FL, July 28, 2009 — SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2009. Highlights of the results include:

•	Second quarter over year earlier period:

•	Site leasing revenue growth of 25.2%

•	Tower Cash Flow growth of 27.2%

•	Net loss increased from $26.2 million to $29.4 million

•	Adjusted EBITDA growth of 31.1%

•	Equity Free Cash Flow Per Share growth of 25.7%

Operating Results

Total revenues in the second quarter of 2009 were $136.2 million, compared to $112.0 million in the year earlier period, an increase of 21.7%. Site leasing revenue of $117.3 million was up 25.2% over the year earlier period. Site leasing segment operating profit (as defined below) of $89.8 million was up 26.3% over the year earlier period. Site leasing contributed 97.3% of the Company’s total segment operating profit in the second quarter of 2009. Site development revenues were $18.9 million in the second quarter of 2009 compared to $18.2 million in the year earlier period, a 3.5% increase. Site development segment operating profit margin was 13.2% in the second quarter of 2009, compared to 7.9 % in the year earlier period.

Tower Cash Flow (as defined below) for the quarter ended June 30, 2009, was $91.3 million, a 27.2% increase over the year earlier period. Tower Cash Flow margin for the three months ended June 30, 2009 was 78.9%, compared to 78.1% in the year earlier period.

Net loss for the second quarter of 2009 was $29.4 million or $0.25 per share, compared to a net loss of $26.2 million or $0.24 per share in the year earlier period.

Adjusted EBITDA (as defined below) in the second quarter was $83.3 million, compared to $63.5 million in the year earlier period, a 31.1% increase. Adjusted EBITDA margin was 61.9% in the second quarter of 2009 compared to 57.7% in the year earlier period.

Net cash interest expense (interest expense less interest income) was $29.8 million in the second quarter of 2009, compared to $23.7 million in the year earlier period.

Equity free cash flow (as defined below) for the quarter ended June 30, 2009 was $51.0 million compared to $37.9 million in the year earlier period. Equity free cash flow per share was $0.44 in the quarter ended June 30, 2009 compared to $0.35 per share in the year earlier period, an increase of 25.7%.

“We produced another quarter of very solid results,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Our customers continue to be busy investing in their wireless networks and we executed well operationally. Our backlog and discussions with our customers give us reason to expect that activity levels will improve through the rest of this year, and stay strong into 2010 and beyond. With our recent issue of $750 million of senior notes, we have fully satisfied our 2010 financing goals and put SBA in a very strong position with respect to our 2011 financing goals. With our near-term financing goals now fully-satisfied, we look forward to returning all of our focus and energy to growing our company.”

Investing Activities

As of June 30, 2009 SBA owned 8,004 towers. During the second quarter of 2009, SBA purchased 95 towers (including 52 in Canada) and built 25 towers. The 95 towers were purchased for approximately $33.2 million of which $23.7 million was paid in cash and the remainder through the issuance of approximately 368,000 shares of SBA common stock. Total cash capital expenditures for the second quarter of 2009 were $39.5 million, consisting of $2.2 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $37.3 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease buyouts). During the second quarter, the Company spent $3.6 million, in cash and stock, purchasing land and easements and extending lease terms with respect to land underlying its towers.

Since June 30, 2009, SBA has acquired one tower for approximately $0.9 million in cash. The Company has agreed to purchase an additional 43 towers for an aggregate amount of $18.3 million. The Company anticipates that these acquisitions will be consummated by the end of the fourth quarter of 2009.

Financing Activities and Liquidity

SBA ended the second quarter with $2.7 billion of total debt, (recorded on the Company’s balance sheet at a discounted carrying value of $2.4 billion), $214.8 million of cash and cash equivalents, short-term investments and short-term restricted cash and $2.5 billion of net debt (as defined below). Our Net Debt and Net Secured Debt to Annualized Adjusted EBITDA leverage ratios (as defined below) were 7.4x and 4.2x, respectively.

During the second quarter of 2009, the Company issued $500 million of 4.0% Convertible Senior Notes due 2014. The net proceeds from the offering were $488.2 million net of deferred financing fees, $50 million of which was used to repurchase shares of Class A common stock. As a result, shares of SBA common stock outstanding declined from 118.7 million at March 31, 2009 to 116.6 million at June 30, 2009. Also during the second quarter of 2009, the Company repurchased in the open market $51.5 million of its 0.375% Convertible Senior Notes and $21.2 million of its 2005 and 2006 CMBS Notes for an aggregate of $71.0 million in cash.

Subsequent to June 30, 2009, the Company has repurchased $4.0 million of its 0.375% Convertible Senior Notes and $38.4 million of its 2005 and 2006 CMBS Notes for an aggregate of $42.2 million in cash.

Subsequent to June 30, 2009, a wholly owned subsidiary of the Company issued $750.0 million of unsecured senior notes, consisting of $375.0 million of 8.0% notes due 2016 and $375.0 million of 8.25% notes due 2019. Net proceeds of the offering were $727.6 million after deducting initial purchasers’ discounts, expenses and original issue discount. The Company intends to use the net proceeds to repay the 2005 CMBS Certificates and the related prepayment consideration, repurchase prior to maturity or repay at maturity our 0.375% Senior Convertible Notes due 2010, repay the principal amounts outstanding under the Optasite credit facility and the senior revolving credit facility and for general corporate purposes. Subsequently, the Company will terminate the Optasite credit facility and will have $320 million available under its senior revolving credit facility.

Outlook

The Company is providing its third quarter 2009 Outlook and updating its Full Year 2009 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ending September 30, 2009			Full Year 2009
	($’s in millions)
Site leasing revenue	$118.5	to	$120.5	$468.0	to	$480.0
Site development revenue	$18.0	to	$21.0	$75.0	to	$81.0
Total revenues	$136.5	to	$141.5	$543.0	to	$561.0
Tower Cash Flow	$91.5	to	$93.5	$363.0	to	$375.0
Adjusted EBITDA(1)	$83.5	to	$85.5	$331.0	to	$343.0
Net cash interest expense (2)	$36.0	to	$37.0	$126.5	to	$136.5
Cash taxes paid	$0.5	to	$0.7	$2.0	to	$3.0
Non-discretionary cash capital expenditures (3)	$2.0	to	$3.0	$6.0	to	$9.0
Equity Free Cash Flow(4)	$42.8	to	$47.0	$182.5	to	$208.5
Discretionary cash capital expenditures (5)	$27.0	to	$37.0	$85.0	to	$105.0

(1)

Excludes acquisition related costs which were previously capitalized but commencing January 1, 2009, pursuant to the adoption of Statement of Financial Accounting Standard 141(R), are required to be expensed and included within operating expenses.

(2)	Excludes amortization of deferred financing fees and non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(5)	Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. The Company plans on building 90 to 100 new towers in 2009 for its ownership.

Conference Call Information

SBA Communications Corporation will host a conference call on Wednesday, July 29, 2009 at 10:00 A.M. ET to discuss the quarterly results. The call may be accessed as follows:

When:	Wednesday, July 29, 2009 at 10:00 A.M. Eastern Time
Dial-in number:	(800) 230-1085
Conference call name:	“SBA Second Quarter Results”
Replay:	July 29, 2009 at 12:00 P.M. through August 12, 2009 at 11:59 P.M.
Number:	(800) 475-6701
Access Code:	106489
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer demand and activity throughout 2009 and beyond; (ii) the use of the net proceeds from the Company’s recent debt offering; (iii) the Company’s financial and operational guidance for the third quarter of 2009 and full year 2009; (iv) the Company’s belief that it is in a strong position with respect to its 2011 financing goals and (v) its belief that pending acquisitions will close by the end of the fourth quarter of 2009. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2009 and the Company’s reports filed on Form 10-Q. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to acquire land underneath towers on terms that are accretive; (7) the Company’s ability to realize economies of scale from its tower portfolio; (8) the Company’s ability to comply with covenants and the terms of its credit instruments; (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular and (10) the continued dependence on towers and outsourced site development services by the wireless carriers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 90 to 100 towers in 2009. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include, in certain cases, satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the senior credit facility or shares of the Company’s Class A common stock to pay the anticipated consideration.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

About SBA

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 45,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2009	2008	2009	2008
		(as restated)(1)		(as restated)(1)
Revenues:
Site leasing	$117,342	$93,739	$232,820	$183,114
Site development	18,853	18,213	38,424	38,755

Total revenues	136,195	111,952	271,244	221,869

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	27,516	22,593	55,082	44,641
Cost of site development	16,356	16,768	33,329	34,955
Selling, general and administrative (2)	13,164	12,548	25,236	23,039
Acquisition related expenses	1,310	—	1,747	—
Depreciation, accretion and amortization	64,251	49,253	127,904	96,606

Total operating expenses	122,597	101,162	243,298	199,241

Operating income	13,598	10,790	27,946	22,628

Other income (expense):
Interest income	294	1,630	583	3,727
Interest expense	(30,075)	(25,303)	(56,895)	(49,098)
Non-cash interest expense	(12,541)	(7,933)	(21,392)	(12,508)
Amortization of deferred financing fees	(2,812)	(2,696)	(5,388)	(5,062)
Gain from extinguishment of debt net of write-off of deferred financing fees	2,381	—	8,329	—
Other expense	(44)	(2,541)	(31)	(4,889)

Total other expense	(42,797)	(36,843)	(74,794)	(67,830)

Loss from operations before provision for income taxes	(29,199)	(26,053)	(46,848)	(45,202)
Provision for income taxes	(229)	(190)	(472)	(267)

Net loss including noncontrolling interest	(29,428)	(26,243)	(47,320)	(45,469)
Net loss attributable to noncontrolling interest	(68)	—	(68)	—

Net loss	$(29,360)	$(26,243)	$(47,252)	$(45,469)

Basic and diluted loss per common share	$(0.25)	$(0.24)	$(0.40)	$(0.42)

Weighted average number of common shares	117,079	107,131	117,529	107,800

(1)	Effective January 1, 2009, the Company adopted FSP APB14-1. As a result the three months and the six months ended June 30, 2008 have been restated to reflect the impact of the adoption.
(2)

Includes non-cash compensation of $2,278 and $2,395 for the three months ended June 30, 2009 and 2008, respectively and $3,854 and $3,844 for the six months ending June 30, 2009 and 2008, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
		(as restated)(1)
ASSETS
Current assets:
Cash and cash equivalents	$174,229	$78,856
Short-term investments	3,770	162
Restricted cash	36,762	38,599
Accounts receivable, net of allowance of $693 and $852 in 2009 and 2008, respectively	13,642	16,351
Other current assets	18,520	20,347

Total current assets	246,923	154,315

Property and equipment, net	1,478,308	1,502,672
Intangible assets, net	1,399,967	1,425,132
Deferred financing fees, net	31,073	29,705
Other long-term assets	99,240	96,005

Total assets	$3,255,511	$3,207,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$6,000	$6,000
Accounts payable and accrued expenses	30,591	30,492
Interest payable	9,186	5,946
Other current liabilities	51,194	48,156

Total current liabilities	96,971	90,594

Long-term liabilities:
Long-term debt	2,383,587	2,386,229
Other long-term liabilities	87,826	80,496

Total long-term liabilities	2,471,413	2,466,725

Shareholders’ equity	687,127	650,510

Total liabilities and shareholders’ equity	$3,255,511	$3,207,829

(1)	The December 31, 2008 balance sheet has been restated to reflect the adoption of FSP APB 14-1.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended June 30,
	2009	2008
		(as restated)(1)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss including noncontrolling interest	$(29,428)	$(26,243)
Depreciation, accretion, and amortization	64,251	49,253
Non-cash interest expense	12,541	7,933
Gain from extinguishment of debt, net of write-off of deferred financing fees	(2,381)	—
Other non-cash items reflected in Statement of Operations	5,114	7,762
Changes in operating assets and liabilities	8,065	6,661

Net cash provided by operating activities	58,162	45,366

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,071)	(8,413)
Purchases of investments	(3,604)	—
Acquisitions and related earn-outs	(25,470)	(256,111)
Disposition of fixed assets	14	13
Payment of restricted cash	(116)	(151)

Net cash used in investing activities	(43,247)	(264,662)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on the extinguishment of debt	(70,963)	—
Proceeds from the issuance of 4.0% convertible senior notes, net of fees paid	488,249	—
Proceeds from the issuance of 1.875% convertible senior notes, net of fees paid	—	537,503
Repurchase and retirement of common stock	(50,000)	(120,000)
Purchase of convertible note hedges	(160,100)	(137,698)
Proceeds from the issuance of common stock warrants	98,491	56,183
Borrowings under the senior secured credit facility	—	195,000
Repayment of senior secured credit facility	(234,657)	(235,000)
Payments on the Optasite credit facility	(1,500)	—
Proceeds from employee stock purchase/stock option plans	444	3,123
(Payment) release of restricted cash relating to CMBS Certificates	(193)	505
Payment of deferred financing fees	(241)	(33)

Net cash provided by financing activities	69,530	299,583

NET INCREASE IN CASH AND CASH EQUIVALENTS	84,445	80,287
CASH AND CASH EQUIVALENTS:
Beginning of period	89,784	126,983

End of period	$174,229	$207,270

(1)	The second quarter of 2008 has been restated to reflect the adoption of FSP APB 14-1.

	For the three months ended June 30, 2009	For the six months ended June 30, 2009
	(in thousands)

SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$9,375	$14,456

Operating tower expenditures:
Tower upgrades/augmentations	2,489	3,405
Maintenance/improvement capital expenditures	1,644	3,116

	4,133	6,521

General corporate expenditures	563	656

Total capital expenditures	$14,071	$21,633

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed and non-cash in nature. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically, these measurements do not include depreciation, accretion or amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation, accretion and amortization expense has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the operating performance of our segments.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended June 30,		For the three months ended June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Segment revenue	$117,342	$93,739	$18,853	$18,213
Segment cost of revenues (excluding depreciation, accretion and amortization):	(27,516)	(22,593)	(16,356)	(16,768)

Segment operating profit	$89,826	$71,146	$2,497	$1,445

Segment operating profit margin(1)	76.6%	75.9%	13.2%	7.9%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release includes disclosures on our historical results and future outlook for Tower Cash Flow and Tower Cash Flow Margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the difference of site leasing revenue minus non-cash site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow Margin have certain material limitations. Specifically, these measurements do not include leasing revenue of a non-cash nature and ground lease expense of a non-cash nature. Because these non-cash leasing revenue and non-cash ground lease expenses reflect the straight-line impact of the tenant leases and ground leases associated with our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the profitability of our site leasing operations.

	For the three months ended June 30,
	2009	2008
	(in thousands)
Site leasing revenue	$117,342	$93,739
Site leasing cost of revenue (excluding depreciation, amortization, and accretion)	(27,516)	(22,593)

Site leasing segment operating profit	89,826	71,146
Non-cash leasing revenue	(1,656)	(1,842)
Non-cash ground lease expense	3,107	2,480

Tower Cash Flow(1)	$91,277	$71,784

(1)	Tower Cash Flow for the three months ended September 30, 2009 and fiscal year 2009 will be calculated in the same manner.

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended June 30,
	2009	2008
	(in thousands)
Site leasing revenue	$117,342	$93,739
Non-cash leasing revenue	(1,656)	(1,842)

Site leasing revenue minus non-cash revenue	$115,686	$91,897

Tower Cash Flow	$91,277	$71,784

Tower Cash Flow Margin(1)	78.9%	78.1%

(1)	Tower Cash Flow Margin for the three months ended September 30, 2009 and fiscal year 2009 will be calculated in the same manner.

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release includes disclosures on our historical results and future outlook for Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as net loss excluding the impact of net interest expenses, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, gain from extinguishment of debt net of write-off of deferred financing fees, other income and expense, non-recurring acquisition related integration costs, non-cash leasing revenue and non-cash ground lease expense. In addition, commencing January 1, 2009, Adjusted EBITDA excludes acquisition related costs which, pursuant to the adoption of Statement of Financial Accounting Standard 141(R), are expensed and included within operating expenses. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the difference of total revenue minus non-cash leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with our senior credit facility and senior notes covenants. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin have certain material limitations, including the following:

* They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

* They do not include depreciation, accretion and amortization expense. As we use capital assets, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations;

* They do not include provisions for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations;

* They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense/income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations; and

* They do not include acquisition related expenses. Because acquisition related expenses are a necessary element to grow the business through portfolio expansion, any measure that excludes these expenses has material limitations.

We compensate for these limitations by using Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin as only three of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The reconciliation of Adjusted EBITDA and the calculation of Annualized Adjusted EBITDA are as follows:

	For the three months ended June 30,
	2009	2008
		(as restated)
	(in thousands)
Net loss	$(29,360)	$(26,243)
Interest income	(294)	(1,630)
Interest expense(1)	45,428	35,932
Depreciation, accretion, and amortization	64,251	49,253
Provision for income taxes(2)	502	541
Gain from extinguishment of debt net of write-off of deferred financing fees	(2,381)	—
Acquisition related expenses(3)	1,310	—
Non-cash compensation	2,325	2,476
Non-cash leasing revenue	(1,656)	(1,842)
Non-cash ground lease expense	3,107	2,480
Other expense	44	2,541

Adjusted EBITDA	$83,276	$63,508

Annualized Adjusted EBITDA(4)	$333,104	$254,032

(1)	Interest expense includes cash interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended June 30, 2009 and June 30, 2008, these amounts included $273 and $351, respectively, of franchise taxes reflected on the Statement of Operations in selling, general and administrative expenses.

(3)

Commencing January 1, 2009, Adjusted EBITDA excludes acquisition related costs which were previously capitalized, but pursuant to the adoption of Statement of Financial Accounting Standard 141(R), are required to be expensed and included within operating expense.

(4)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended June 30,
	2009	2008
	(in thousands)
Total revenues	$136,195	$111,952
Non-cash leasing revenue	(1,656)	(1,842)

Total revenue minus non-cash revenue	$134,539	$110,110

Adjusted EBITDA	$83,276	$63,508

Adjusted EBITDA Margin(1)	61.9%	57.7%

(1)	Adjusted EBITDA margin for the three months ended September 30, 2009, and fiscal year 2009 will be calculated in the same manner.

Net Debt, Leverage Ratio, and Secured Leverage Ratio

This press release includes disclosures regarding Net Debt, Leverage Ratio and Secured Leverage Ratio. We define Net Debt as the notional principal amount of outstanding debt minus cash and cash equivalents, short-term investments, and short-term restricted cash. We define Net Secured Debt as the notional principal amount of outstanding debt minus the notional principal amount of outstanding unsecured debt and cash and cash equivalents, short-term investments and short-term restricted cash. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements. For example, in accordance with FSP APB 14-1, commencing January 1, 2009, the Company was required to retroactively present its debt balances net of the fair value of the equity component of its Convertible Senior Notes. In addition, the Optasite credit facility has been recorded at a discount in order to reflect its fair value as of the date of the acquisition. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. Secured Leverage Ratio is defined as Net Secured Debt divided by Annualized Adjusted EBITDA. We believe that by including the full amount of the notional principal amount due at maturity for purposes of calculating net debt it will provide investors a more complete understanding of our net debt and leverage position. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition, and they are used by our lenders to determine compliance with certain covenants under our senior credit facilities. The non-GAAP measurements of Net Debt, Leverage Ratio and Secured Leverage Ratio have certain material limitations. Specifically, these measurements exclude cash and cash equivalents, short-term investments, and short-term restricted cash thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage and Secured Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt, our Leverage Ratio and our Secured Leverage Ratio as only a few of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The outstanding Debt consists of the following:

June 30, 2009
(in thousands)
2005 CMBS Certificates	$381,305
2006 CMBS Certificates	1,079,472
Senior secured revolving credit facility	4,403
Optasite credit facility (carrying value of $144,118)	146,000

Total secured debt	1,611,180

0.375% Convertible Senior Notes (carrying value of $31,384)	34,403
1.875% Convertible Senior Notes (carrying value of $417,772)	550,000
4.0% Convertible Senior Notes (carrying value of $331,133)	500,000

Total unsecured debt	1,084,403

Total debt	$2,695,583

Leverage Ratio

Total debt	$2,695,583
Less: Cash and cash equivalents, short-term investments and short-term restricted cash	(214,761)

Net Debt	$2,480,822

Divided by:
Annualized Adjusted EBITDA	$333,104

Leverage Ratio	7.4x

Secured Leverage Ratio

Total secured debt	$1,611,180
Less: Cash and cash equivalents, short-term investments and short-term restricted cash	(214,761)

Net Secured Debt	$1,396,419

Divided by:
Annualized Adjusted EBITDA	$333,104

Secured Leverage Ratio	4.2x

Equity Free Cash Flow and Equity Free Cash Flow Per Share

This press release includes disclosures on our historical results and our future outlook for Equity Free Cash Flow and Equity Free Cash Flow Per Share which are non-GAAP financial measures. Equity Free Cash Flow is defined as Adjusted EBITDA minus net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid. Equity Free Cash Flow Per Share is defined as Equity Free Cash Flow divided by the weighted average shares outstanding for the period. We discuss Equity Free Cash Flow and Equity Free Cash Flow Per Share because we believe that these measures are indicators of the amount of cash produced by our business and thus reflect the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP. Equity Free Cash Flow Per Share is not intended to be an alternative measure of earnings per share as determined in accordance with GAAP.

The use of Equity Free Cash Flow and Equity Free Cash Flow Per Share has certain material limitations. Specifically, these measurements do not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. Furthermore, as the calculations of Equity Free Cash Flow and Equity Free Cash Flow Per Share are based on our Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. In addition, by using Adjusted EBITDA as the starting point rather than cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured. We compensate for these limitations by using Equity Free Cash Flow and Equity Free Cash Flow Per Share as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow from operations.

The reconciliation of Equity Free Cash Flow and calculation of Equity Free Cash Flow Per Share are as follows.

	For the three months ended June 30,
	2009	2008
	(in thousands)
Adjusted EBITDA	$83,276	$63,508
Net Cash Interest Expense (1)	(29,781)	(23,673)
Non-discretionary cash capital expenditures	(2,207)	(1,539)
Cash taxes paid	(306)	(348)

Equity Free Cash Flow(2)	$50,982	$37,948

Weighted average number of common shares	117,079	107,131

Equity Free Cash Flow Per Share	$0.44	$0.35

(1)	Net cash interest expense is defined as cash interest expense net of interest income.
(2)	Equity free cash flow for the three months ended September 30, 2009 and fiscal year 2009 will be calculated in the same manner.